EXHIBIT 99.1

NEWS RELEASE
One Park Place, Suite 700 ■ 621 Northwest 53rd Street ■ Boca Raton, Florida 33487 ■ www.thegeogroupinc.com
CR-05-33
THE GEO GROUP, INC. SUBSIDIARY GEO CARE, INC. TO SELL 72-BED ATLANTIC SHORES HOSPITAL LOCATED IN FORT LAUDERDALE, FLORIDA
Boca Raton, Fla. – December 12, 2005 — The GEO Group, Inc. (NYSE:GGI) (“GEO”) announced today that its wholly-owned subsidiary, GEO Care, Inc. (“GEO Care”), has entered into a definitive agreement to sell the Company’s 72-bed Atlantic Shores Hospital located in Fort Lauderdale, Florida to Psychiatric Solutions, Inc. (NASDAQ:PSYS) for $11.5 million. The sale is expected to be completed in January 2006. The closing of the transaction is subject to certain regulatory approvals and third party consents.
Atlantic Shores Hospital is a 72-bed private treatment facility which provides acute care services for patients requiring substance abuse and psychiatric treatment. GEO has owned and managed the 47,500 square feet private hospital since 1997. In 2004, revenues generated from the private hospital represented approximately one percent of GEO’s total revenues for that year. GEO is in the process of finalizing the calculation of GEO Care’s gain on the sale of the private hospital and intends to report it with GEO’s fourth quarter 2005 financial results.
George C. Zoley, Chairman of the Board and Chief Executive Officer of GEO, said: “We are pleased with the execution of this agreement to sell our 72-bed Atlantic Shores Hospital. We believe that the sale price represents a fair return for this valuable asset. With the successful sale of this private hospital, GEO Care will now focus its efforts on continuing to market its service offerings for the development and management of large scale mental health and special needs facilities to state and local governments across the country.”
About GEO Care, Inc.
GEO Care, Inc. (“GEO Care”) is a premier provider of behavioral and other special needs services to state and local government agencies. GEO Care offers comprehensive services that include design, construction, financing, and operations. GEO Care provides management and treatment services for forensic and civil mental health hospitals, sex offender and special-needs facilities, and long-term care and geriatric centers. Additionally, GEO Care provides behavioral healthcare services for state and local correctional and detention facilities.
About The GEO Group, Inc.
The GEO Group, Inc. (“GEO”) is a world leader in the delivery of correctional and detention management, health and mental health, and other diversified services to federal, state, and local government agencies around the globe. GEO offers a turnkey approach that includes design, construction, financing, and operations. GEO represents government clients in the United States, Australia, South Africa, and Canada with contracts and awards to manage 58 facilities with a total design capacity of approximately 48,000 beds.
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NEWS RELEASE

This press release contains forward-looking statements regarding future events and future performance of GEO that involve risks and uncertainties that could materially affect actual results, including statements regarding estimated earnings, revenues and costs and our ability to maintain growth and strengthen contract relationships. Factors that could cause actual results to vary from current expectations and forward-looking statements contained in this press release include, but are not limited to: (1) The risk that the sale of the 72-bed Atlantic Shores Hospital to Psychiatric Solutions, Inc. may not be completed; (2) GEO’s ability to successfully pursue further growth and continue to enhance shareholder value; (3) GEO’s ability to access the capital markets in the future on satisfactory terms or at all; (4) risks associated with GEO’s ability to control operating costs associated with contract start-ups; (5) GEO’s ability to timely open facilities as planned, profitably manage such facilities and successfully integrate such facilities into GEO’s operations without substantial costs; (6) GEO’s ability to win management contracts for which it has submitted proposals and to retain existing management contracts; (7) GEO’s ability to obtain future financing on acceptable terms; (8) GEO’s ability to sustain company-wide occupancy rates at its facilities; and (9) other factors contained in GEO’s Securities and Exchange Commission filings, including the forms 10-K, 10-Q and 8-K reports.
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